CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2017, relating to the financial statements and financial highlights, which appear in Wilshire Large Company Growth Portfolio, Wilshire Large Company Value Portfolio, Wilshire Small Company Growth Portfolio, Wilshire Small Company Value Portfolio, Wilshire 5000 Index, Wilshire International Equity Fund, and Wilshire Income Opportunities Fund’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

Philadelphia, PA
April 28, 2017

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800 2001 Market Street Philadelphia PA 19103
T: (267) 330-3000, F: (267) 330-3300, www.pwc.com